      FORM 4                   U.S. SECURITIES AND EXCHANGE COMMISSION
OMB APPROVAL
Check this box if                      Washington, D.C. 20549
OMB Number:  3235-0287Expires: December
no longer                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
31, 2001
subject to           Filed pursuant to Section 16(a) of the Securities Exchange
Estimated average burdenhours per
Section 16.               Act of 1934, Section 17(a) of the Public Utility
response .... 0.5
Form 4 or Form 5        Holding Company Act of 1935 or Section 30(f) of the
obligations may                    Investment Company Act of 1940
continue.
See Instruction 1(b)

1. Name and Address of       2.Issuer Name and Ticker or Trading Symbol 6.
Relationship of Reporting Person to Issuer (Check allapplicable)
Reporting Person*                                                            X
Director                10% Owner        Officer
(give                Other (specify           title below)
                                    Orbit International Corp. ("ORBT")3.IRS or
Social Security Number of ReportingPerson
(Voluntary)4.Statement forMonth/Year        July 20005.   If Amendment,
                                                       Date of Original
   Molloy                                              (Month/Year)
John                                                                    7.
Individual or Joint/Group Filing (Check ApplicableLine)

                                                                            X
Form filed by One Reporting Person          Form
filed by More than One Reporting Person
   (Last)(First)  (Middle)
    c/o 80 Cabot Court


(Street)

    Hauppauge           New
York                  11788






   (City)(State)  (Zip)      Table I - Non-Derivative Securities Acquired,
Disposed of, or Beneficially Owned


1.Title of Security          2.Trans- 3.Trans-actionCode4.Securities Acquired
(A)or Disposed of (D)5.Amount ofSecurities6.Owner-7.Nature
(Instr. 3)                   action   (Instr. 8)Code(Instr. 3, 4 and 5)
Amount(A) or(D)BeneficiallyOwned atshipof In-
                             Date                                       End of
Form:     direct
                                            V                   Price   Month
Direct    Bene-
                                (Month/    Day/
(D) or    ficial
                                 Year)                                  (Instr.
3 and4)IndirectOwner-

(I)       ship

(Instr. 4)(Instr. 4)













*If the Form is filed by more than one Reporting Person, see Instruction
4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

FORM 4 (continued)Table II - Derivative Securities Acquired, Disposed of, or
Beneficially Owned(e.g., puts, calls, warrants, options, convertible securities)


1.Title of   2.Conver-3.Trans-action4.Transac-tion Code5.Number of Deriv-ative
SecuritiesAcquired (A) orDisposed of (D)(Instr. 3,
4, and 5) (A)                                 6.Date Exer-cisable and Ex-
piration Date(Month/Day/Year)Date7.Title and Amount of
8.Priceof9.Numberof Deriv-ative
10.Owner-ship11.Na-
Derivative Security(Instr. 3)sion orExerciseDateExer-Expira-tionUnderlying
Securities(Instr. 3 and 4)   TitleDeriv-ativeSecur-itySecur-Formture
             Price ofDeriva-tiveSecurity(Month/Day/(Instr. 8)Code
VcisableDate(Instr.5)itiesof De-rivativeSecu-of In-
                  Year)
Bene-  rity; direct
                                                                   Amount or
ficiallyOwnedDirect(D) orIndi-Bene-
                                                                   Number
ofSharesat Endrect (I)ficial

of     (Instr. 4)Own-
                                       (D)
Month        ership


(Instr. 4)   (Instr. 4)




Options to purchaseCommon $3.636/26/00 A       6/26/016/26/2010 Common Stock
333  N/A 3,331  D
Stock                           333 (1)





Explanation of Responses:

(1) Granted to the Reporting Person under the Company's 1995 Stock Option Plan for Non-Employee Directors.



                                                                  /s/ John
Molloy                                                   7/17/2000
                                                                 **Signature
of Reporting Person               Date

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


















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                    SEC 1474 (7/96)